Exhibit 99.1
MARTIN RESOURCE MANAGEMENT CORPORATION
AND MARTIN MIDSTREAM PARTNERS L.P.
ANNOUNCE MANAGEMENT CHANGES

KILGORE, TX – May 3, 2011 (GlobeNewswire) – Martin Resource Management Corporation (“MRMC”) owner of the general partner of Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP”) (collectively the “Companies”) announced today changes to several key management positions effective May 2, 2011.

Donald R. Neumeyer, Executive Vice President and Chief Operating Officer of MRMC has been named President of Cross Oil Refining & Marketing Co. (“Cross”), a wholly-owned operating subsidiary of MRMC based in Smackover, Arkansas.  The Cross refining assets, which are owned by MMLP, include a 7,500 barrel per day naphthenic lube oil processing facility and approximately 500,000 barrels of crude oil and refined product storage.  Mr. Neumeyer will continue to be responsible for crude oil purchasing.

Concurrently with Mr. Neumeyer’s move, Randall “Randy” L. Tauscher has been promoted to Chief Operating Officer of the Companies replacing Mr. Neumeyer.  Previously, Mr. Tauscher served MMLP as Executive Vice President and was in charge of MMLP’s Sulfur Services segment since September 2007.  Prior to joining the Companies, Mr. Tauscher was most recently President of Koch Sulfur Products Company and Senior Vice President of Koch Carbon Company.

Also, the Companies are pleased to announce that Scot A. Shoup has joined them as Senior Vice President of Operations.  Mr. Shoup was most recently Executive Vice President and General Manger for a privately-held company focused on industrial equipment repair, specialty machining and field mechanical work.  Prior to that, Mr. Shoup was employed by Koch Industries, Inc. as Executive Vice President of the Sulfur Products division and in various other capacities focusing on liquid and dry bulk transportation, and storage, processing and trading of petroleum related products.  Mr. Shoup’s expertise transcends many of the products and commodities handled by the Companies including refined petroleum products, asphalt and asphalt materials, sulfur and sulfuric acid.

Matt A. Yost, a 28 year employee of MRMC, has been promoted to Senior Vice President of Terminalling and Engineering at MMLP.  Also promoted is Johnnie Murry, a 24 year employee of MRMC, to Senior Vice President of Surface Transportation at MRMC.  Further, Michael W. Lawrence was promoted to Vice President of Sulfur Services at MMLP.

Ruben Martin, President and Chief Executive Officer of the Companies said, “We are pleased to announce these strategic changes in our senior management.  I believe these appointments position us well for continued growth by leveraging the expertise of these individuals.”

About Martin Midstream Partners L.P. (NASDAQ: MMLP)

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region.  The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution; marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Contact:                                Joe McCreery, Vice President – Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 988-6425
joe.mccreery@martinmlp.com